Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. REPORTS STRONG FOURTH QUARTER AND FISCAL 2005 RESULTS

GLENDALE, Calif., February 22, 2006 — IHOP Corp. (NYSE: IHP) today announced results for its fourth quarter and fiscal year ended December 31, 2005.

IHOP reported a decrease of 4.9% in net income to $10.0 million, and an increase of 1.9% in diluted net income per share to $0.53 in the fourth quarter 2005.  IHOP’s net income and diluted net income per share comparisons to the prior quarter were impacted by pre-tax impairment and closure charges related to IHOP’s strategic repositioning of Company-operated restaurants and a benefit from the sale of real estate in the fourth quarter 2004.  Excluding these events, net income for the fourth quarter 2005 was flat at $10 million, while diluted net income per share increased 8.2% to $0.53.  The increase in diluted net income per share for the quarter was impacted by a 6.5% reduction in diluted weighted average shares outstanding as a result of the Company’s ongoing share repurchase program.  Additionally, fourth quarter 2005 comparisons to the same period in 2004 were impacted by approximately $4.0 million in pretax income, the result of a 53rd operating week in fiscal 2004.  IHOP’s system-wide same-store sales increase of 5.4% for the fourth quarter 2005 also contributed to the Company’s strong earnings performance during this period.

For the twelve months ended December 31, 2005, the Company reported an increase of 31.5% in net income to $43.9 million, or an increase of 39.1% in diluted net income per share to $2.24.  IHOP’s net income and diluted net income per share comparisons to the prior year were impacted by pre-tax impairment and closure charges related to IHOP’s strategic repositioning of Company-operated restaurants and a benefit from the sale of real estate in fiscal 2004.  Excluding these events, net income for fiscal 2005 would have increased 9.3% to $44.5 million, or an increase of 15.8% in diluted net income per share to $2.27.  This increase was impacted by a 5.7% reduction in diluted weighted average shares outstanding as a result of the Company’s ongoing share repurchase program.  Fiscal 2005 year comparisons to the prior year also were impacted by approximately $4.0 million in pretax income, the result of a 53rd operating week in fiscal 2004.

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “When we transitioned to our new business model three years ago, we envisioned 2005 as the year we would demonstrate the full financial benefits of our new operating model, and we did just that.  IHOP’s strong fourth quarter and fiscal year 2005 financial performance are the result of a successful financial formula – same-store sales growth and new restaurant openings coupled with expense management and share repurchases – which allowed us to exceed our expectations for the year.”

IHOP’s system-wide same-store sales increased 2.9% for fiscal 2005, and a total of 67 new IHOP restaurants were opened in fiscal 2005 by franchisees, the Company’s area licensee and by IHOP Corp. in its dedicated market of Cincinnati, Ohio.  G&A expense for fiscal 2005 was $58.8 million dollars, and the Company repurchased approximately 1.8 million shares, or $77.5 million worth of IHOP stock, in fiscal 2005.

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

Cash Flow from Operating Activities decreased in the twelve months ended December 31, 2005 to $55.4 million compared with $67.0 million in the same period in 2004.  Principal receipts from note and equipment leases receivable, which are an additional source of annual cash generation for the Company, amounted to $19.4 million for fiscal 2005.  Capital expenditures were reduced from $16.6 million in fiscal 2004 to $7.4 million in fiscal 2005, primarily reflecting the Company’s business model change as well as reduced spending associated with Information Technology initiatives and the timing of restaurant development in IHOP’s Company market of Cincinnati.

Performance Highlights

The following are key business highlights for the fourth quarter 2005 based on IHOP’s three strategic objectives: Energize the Brand, Improve Operations Performance and Maximize Franchise Development.

•                  Energize the Brand:  Supported by IHOP’s French Toast Festival and Sweet Caramel Combos national product promotions, system-wide same-store sales increased by 5.4% for the fourth quarter 2005.  Both promotions effectively leveraged IHOP’s core brand equities and offered strong consumer appeal that motivated guests to visit IHOP restaurants.  Guest traffic trends continued at a positive level during the fourth quarter 2005, primarily as the result of this strong promotional appeal as well as pricing moderation exercised at franchise restaurants nationwide.  IHOP franchisees also completed 210 restaurant remodels from January 1, 2005 to the end of January 2006, which continues to be an important factor in further energizing the IHOP brand.

•                  Improve Operations Performance:  The Company evaluates each franchise operator on an “A” through “F” scale based on a range of objective criteria including Mystery Shop reports, operational assessments, participation in training programs, and the maintenance of required management infrastructure.  At the end of the fourth quarter 2005, 87% of IHOP’s franchisees were rated an “A” or a “B” based on this rating system.  This reflects an improvement from 68% of IHOP’s franchisees rated as “A” or “B” operators in the fourth quarter 2004.  During the quarter, IHOP implemented its second menu update in 2005, which included the addition of new items to its breakfast menu, as well as the introduction of contemporary, flavorful offerings for non-breakfast dayparts.

•                  Maximize Franchise Development:  During the fourth quarter 2005, IHOP franchisees and its area licensee opened 25 new IHOP restaurants, compared to 19 restaurants in the same quarter last year.  IHOP also continued to build its pipeline of franchise development commitments with additional Multi-Store and Single-Store Development Agreements secured in the fourth quarter 2005 for its franchisees to build 26 new IHOP restaurants over the next several years.  As of the end of the fourth quarter 2005, the Company’s franchise pipeline included signed, optioned and pending commitments to develop a total of 419 new IHOP restaurants.

2006 Guidance Reiterated

IHOP expects its 2006 earnings performance to range between $2.25 and $2.35 per diluted share, including estimated stock option and other stock compensation expense ranging between $2.5 million and $3.5 million for the year.  The Company’s earnings performance expectations are primarily based on revenue drivers including positive same-store sales growth of between 2% and 4% and the addition of 64 to 69 new restaurants to the IHOP system in 2006, careful G&A management with expenses expected to range between $65 million to $67 million in 2006 including estimated stock option and other stock compensation expense, as well as continued share repurchases.

Cash from Operations is expected to range between $55 million and $60 million in 2006, and principal receipts from note and equipment leases receivable are expected to be within the range of $18 million to $20 million.  Capital expenditures are expected to range between $12 million to $14 million in 2006, which primarily reflects investment in the development of four IHOP restaurants in its Company market in Cincinnati, Ohio, as well as supporting and optimizing the Company’s Information Technology infrastructure.  Cash commitments in 2006 are expected to be approximately $24 million, which includes the first principal repayment of the Company’s private placement debt, other long-term debt principal and capital lease obligations.

Investor Call Today

IHOP will host an investor conference call to discuss its fourth quarter and fiscal 2005 results today, Wednesday, February 22, 2006 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial 800-901-5241 and reference pass code 91878715.  A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Conference Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through March 1, 2006 by dialing 888-286-8010 and referencing pass code 17107131.  An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of December 31, 2005, the end of IHOP’s fourth quarter, there were 1,242 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues
Franchise revenues	$43,308	$42,152	$167,384	$157,584
Rental income	32,543	34,519	131,626	131,763
Company restaurant sales	2,598	5,186	13,964	31,564
Financing revenues	9,541	12,574	35,049	38,091
Total revenues	87,990	94,431	348,023	359,002
Costs and Expenses
Franchise expenses	20,397	21,762	78,768	77,402
Rental expenses	24,742	24,210	98,391	95,392
Company restaurant expenses	2,942	5,772	15,095	34,701
Financing expenses	6,660	8,588	20,336	20,674
General and administrative expenses	15,843	16,476	58,801	59,890
Other expense, net	1,325	(802)	4,870	2,664
Impairment and closure charges	11	982	896	14,112
Total costs and expenses	71,920	76,988	277,157	304,835
Income before income taxes	16,070	17,443	70,866	54,167
Provision for income taxes	6,109	6,971	26,929	20,746
Net income	$9,961	$10,472	$43,937	$33,421

Net Income Per Share
Basic	$0.53	$0.52	$2.26	$1.62
Diluted	$0.53	$0.52	$2.24	$1.61

Weighted Average Shares Outstanding
Basic	18,642	19,957	19,405	20,606
Diluted	18,837	20,151	19,603	20,791

Dividends Declared Per Share	$0.25	$0.25	$1.00	$1.00

Dividends Paid Per Share	$0.25	$0.25	$1.00	$1.00

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DATA

   (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Restaurant Data
Effective restaurants (a)
Franchise	1,063	1,011	1,047	993
Company	5	17	7	29
Area license	153	146	151	145
Total	1,221	1,174	1,205	1,167

System-wide (b)
Sales percentage change (c)	1.9%	16.6%	5.4%	11.4%
Same-store sales percentage change (d)	5.4%	4.3%	2.9%	5.3%

Franchise
Sales percentage change (c)	2.5%	18.8%	6.2%	14.4%
Same-store sales percentage change (d)	5.4%	4.1%	2.9%	5.2%

Company
Sales percentage change (c)	(49.9)%	(63.1)%	(55.8)%	(57.8)%

Area License
Sales percentage change (c)	1.6%	24.2%	8.7%	16.4%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)                                System-wide sales are retail sales of IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company.  Franchise restaurant sales were $455.1 million and $1,786.3 million for the fourth quarter and fiscal year ended December 31, 2005, respectively, and sales at area license restaurants were $47.1 million and $190.9 million for the fourth quarter and fiscal year ended December 31, 2005, respectively.  Sales of restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)                                  “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.  Our sales percentage changes for the fourth quarter and fiscal year ended December 31, 2004 and the fourth quarter and fiscal year ended December 31. 2005 were impacted by the addition of a 53rd week in fiscal 2004.  Once every six years we utilize a 53-week fiscal calendar in order to align our fiscal year end to the calendar year.  As a result of the 53rd week, we recorded an additional week of retail sales in fiscal 2004 compared to 2003 and 2005.

(d)                                 “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.  Same-store sales percentage change does not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Restaurant Development Activity
Beginning of period	1,218	1,168	1,186	1,165
New openings
Company-developed	2	3	4	6
Franchisee-developed	24	17	58	35
Area license	1	2	5	6
Total new openings	27	22	67	47
Closings
Company and franchise	(3)	(4)	(11)	(26)
Area license	—	—	—	—
End of period	1,242	1,186	1,242	1,186

Summary-end of period
Franchise	1,082	1,028	1,082	1,028
Company	7	10	7	10
Area license	153	148	153	148
Total	1,242	1,186	1,242	1,186

Restaurant Franchising Activity
Company-developed	—	2	3	8
Franchisee-developed	24	17	58	35
Rehabilitated and refranchised	8	17	26	33
Total restaurants franchised	32	36	87	76
Reacquired by the Company	(9)	(6)	(23)	(12)
Closed	(3)	(3)	(10)	(15)
Net addition	20	27	54	49

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)

Current assets :
Cash and cash equivalents	$23,111	$44,031
Marketable securities	—	14,504
Other current assets	47,399	48,079
Total current assets	70,510	106,614
Property and equipment, net	317,959	326,848
Long-term receivables:
Notes receivable	31,804	39,841
Equipment leases receivable	166,673	172,927
Direct financing leases receivable	120,858	124,410
Other long-term assets	63,276	51,037
Total assets	$771,080	$821,677

Current liabilities:
Accounts payable	$15,083	$17,133
Accrued expenses	19,775	20,551
Other current liabilities	26,937	12,669
Total current liabilities	61,795	50,353
Long-term debt	114,210	133,768
Other long-term liabilities	301,229	297,792
Stockholders’ equity	293,846	339,764
Total liabilities and stockholders’ equity	$771,080	$821,677

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2005	2004
Cash flows from operating activities
Net income	$43,937	$33,421
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	20,153	18,736
Impairment and closure charges	896	14,112
Changes in current assets and liabilities	(3,850)	6,823
Other	(5,783)	(6,111)
Cash flows provided by operating activities	55,353	66,981

Cash flows from investing activities
Additions to property and equipment	(7,365)	(16,631)
Redemption of marketable securities	13,843	31,033
Proceeds from sale of land and building	890	3,207
Principal receipts from long-term receivables	19,403	21,428
Other	(2,423)	(1,773)
Cash flows provided by investing activities	24,348	37,264

Cash flows from financing activities
Dividends paid	(19,550)	(20,696)
Purchase of treasury stock	(77,474)	(63,890)
Other	(3,597)	(3,624)
Cash flows used in financing activities	(100,621)	(88,210)

Net change in cash and cash equivalents	(20,920)	16,035
Cash and cash equivalents at beginning of period	44,031	27,996
Cash and cash equivalents at end of period	$23,111	$44,031

IHOP CORP. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME EXCLUDING IMPAIRMENT AND CLOSURE
CHARGES AND GAIN ON SALE OF REAL ESTATE

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net income, as reported	$9,961	$10,472	$43,937	$33,421
Impairment and closure charges	11	982	896	14,112
Gain on sale of real estate	—	(1,825)	—	(2,311)
Income tax benefit	(4)	337	(340)	(4,520)
Net income excluding impairment and closure charges and gain on sale of real estate	$9,968	$9,966	$44,493	$40,702

Basic net income per share:
Net income, as reported	$0.53	$0.52	$2.26	$1.62
Impairment and closure charges	—	0.05	0.05	0.69
Gain on sale of real estate	—	(0.09)	—	(0.11)
Income tax benefit	—	0.02	(0.02)	(0.22)
Net income excluding impairment and closure charges and gain on sale of real estate	$0.53	$0.50	$2.29	$1.98

Diluted net income per share:
Net income, as reported	$0.53	$0.52	$2.24	$1.61
Impairment and closure charges	—	0.05	0.05	0.68
Gain on sale of real estate	—	(0.09)	—	(0.11)
Income tax benefit	—	0.01	(0.02)	(0.22)
Net income excluding impairment and closure charges and gain on sale of real estate	$0.53	$0.49	$2.27	$1.96